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                                                                     EXHIBIT 5.1

                 [LETTERHEAD OF GARY C. WYKIDAL & ASSOCIATES]



                                April 25, 1997



BROWN DISC PRODUCTS COMPANY, INC.
3029 S. Harbor Blvd.
Santa Ana, California 92704

     RE: Brown Disc Products Company, Inc. 1997 Stock Award Plan - Registration Statement on Form S-8

Gentlemen:

     As counsel for Brown Disc Products Company, Inc. a Colorado corporation (the "Company"), we have examined the Registration Statement being filed on Form S-8 under the Securities Act of 1933, as amended in connection with the registration of an aggregate of 500,000 shares of common stock $.001 par value per share (the "Shares") to be issued pursuant to the Company's 1997 Stock Award Plan (the "Plan"). We have also examined the resolution of the Board of Directors approving the Plan.

     Based on the foregoing, it is our opinion that the 500,000 Shares to be issued under the Plan and against full payment therefor in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement.



                                  Sincerely,

                                  /s/ GARY C. WYKIDAL

                                  Gary C. Wykidal


GCW:sd